Exhibit 10.13

MINING LEASE AGREEMENT

This lease agreement is made effective January 15, 2003, between James Ebisch and Ryan Reich (Lessors), and Sterling Mining (Lessee).

This lease agreement specifically deals with 11 unpatented mining claims located in sections 5 and 8, T27N, R32W, Montana Principal Meridian, Sanders County, Montana (Exhibit A). Certificates of Location have been duly recorded for all 11 claims in the Sanders County courthouse and the BLM office as required by law (Exhibit B). Required assessment work has also been recorded to maintain valid claim status.

To simplify the lease agreement, it has been agreed to by both lessors that James Ebisch (JE) will receive 90% of the proceeds from the lease and that Ryan Reich (RR) will receive 10% of the proceeds from the lease to Sterling Mining or it’s successors. James Ebisch will receive 100% of the finders fee for his diligent marketing efforts. Specifics of the agreement will be as follows, all amounts in U.S. dollars.

Lease Payment Schedule

$1,000	upon execution of agreement
$1,000	upon 30 day anniversary
$1,000	by 10 month anniversary
$4,000	by October 31, 2004
$7,500	by October 31, 2005
$7,500	by October 31, 2006
$12,500	by October 31, 2007
$15,000	by October 31, 2008
$20,000	per year on all subsequent October 31st dates

Production Royalty

Production Royalty of 2% Gross Returns will be paid to lessors JE and RR on production from the JE 1-10 and RR-1 claims and surrounding area of interest agreed upon in this document. The term “Gross Returns” shall mean the total dollar value of the sales price of the metals. During year 1-10 of this agreement, 0.5% of the aforementioned Production Royalty may be bought by lessee, their successor, or their joint venture partner for $500,000. The remaining 1.5 % royalty will remain effective throughout the life of the agreement, unless another buyout is negotiated.

Area Of Interest

Area of interest shall be defined as the area one mile outside of the original 11 claim boundary as shown on Exhibit A.

Work Commitment (from execution of agreement date)

Year 1: Sterling Mining will add a minimum of 15 additional lode claims to the project by November 31, 2003 and maintain the claims as required by the BLM unless they elect to withdraw from the project.

Year 2: No work commitment other than the minimum requirement for claim maintenance unless they elect to withdraw from the project.

Year 3: One drill hole a minimum of 1200 feet deep.

Year 4 to Year 1,0: Minimum of 1000 feet drilling/year.

Assessment Work

James Ebisch and Ryan Reich will be responsible for assessment work on the JE 1-10. and the RR-1 claims through the assessment year ending August 31, 2004 (two more assessment periods). Following that, claim maintenance on the JE 1-10 and RR-1 claims will be the responsibility of Sterling Mining, unless Sterling Mining withdraws from the project. All claim maintenance on the claims staked by Sterling Mining will be the responsibility of Sterling Mining.

Environmental Liability/Bonding/Reclamation/Permitting

Bonding, reclamation, and required cleanup/remediation costs (if any) will be the sole responsibility of the operator, but only if said costs are incurred as a direct result of ongoing operations. Operator will be solely responsible for acquiring the necessary permits for any mechanized work on the property.

Data

Project operator will be required to supply James Ebisch with copies of factual data generated on the property. This will specifically include only project reports, drill logs, drill assays, drill hole collar coordinates and downhole survey data, plan and level maps, cross-sections, and operating plans/permits. Copies of data will only be required during the exploration phase, not the development phase of the project. Required data generated during any calendar year will be delivered to James Ebisch by March lst of the following year.

Finders Fee

Prior to December 31st, 2003, James Ebisch will be paid a finders fee by Sterling Mining. The finders fee will consist of 1,000 free-trading shares of Sterling Mining and an option to purchase 50,000 shares of Ashington Mining for $0.05/share. The option will have a duration of 24 months. As incentive to find a joint-venture partner for Sterling Mining’s JE Project; James Ebisch will be paid 10% of only the initial joint-venture payment made to Sterling Mining by a joint-venture partner if they were referred by James Ebisch.

Termination Of Lease

Lessors must be notified by Sterling Mining via Certified Mail at least 30 days prior to termination of this lease or they maybe subject to further lease payments, but only as specified in the lease payment schedule.

Signatures

/s/ James F. Ebisch	Date 1/15/2003
James F. Ebish
12108 N. Forker Road
Spokane, WA 99217-9429

/s/ Ryan Reich	Date 1/14/03
Ryan Reich
5337 N. Greenwood Blvd.
Spokane, WA 99205-6041

/s/ Ray De Motte	Date 1/14/03
Ray De Motte
Sterling Mining

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